STEVENS & LEE
 Lawyers & Consultants
111 North 6th Street
P.O. Box 679
Reading, PA 19603-0679
(610) 478-2000
Fax (610) 376-5610
www.stevenslee.com

October 25, 2004

Board of Directors
AmeriServ Financial, Inc.
216 Franklin Street
Johnstown, PA 15907

Re:
AmeriServ Financial, Inc.

Ladies and Gentlemen:

        This opinion is being delivered to you in connection with the offering by AmeriServ Financial, Inc. (the "Company"), of 2,795,000 shares of its common stock, par value $2.50 ("Common Stock"). The Company's issuance and sale of its Common Stock is being registered under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement"), being filed with the Securities and Exchange Commission ("Commission").

        In connection with delivering this opinion, we, as counsel, have reviewed the following documents:

  1.
  The Registration Statement;

  2.
  The articles of incorporation of the Company, as certified on October 12, 2004;

  3.
  The bylaws of the Company as presently in effect;

  4.
  Resolutions adopted by the Board of Directors of the Company on August 27, 2004, authorizing and approving the Registration Statement, the issuance and sale of the Common Stock and the matters related thereto.

        Based upon our review of the above, and subject to the qualifications, limitations, assumptions and exceptions set forth below, it is our opinion that:

        The shares of Common Stock covered by the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

        In providing this opinion we have assumed, without investigation, the authenticity of documents submitted to us as originals, the conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such documents submitted to us as copies, the genuineness of all signatures and the legal capacities of natural persons.

        Our opinions set forth herein are based upon and rely upon the current state of the law and, in all respects, are subject to and may be limited by future legislation and regulations as well as developing case law. We assume no obligation to update or supplement our opinions set forth herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or regulations or any judicial decisions that may hereafter occur.

        We are admitted to the Bar of the Commonwealth of Pennsylvania, and we do not express any opinion as to the laws of any other jurisdiction, other than the laws of the United States of America.

        This opinion is intended solely for the information of the addressee hereof and is not to be quoted in whole or in part nor is it to be filed with any governmental agency or other person without our prior written consent. No other person or entity is entitled to rely on this opinion without our prior written consent.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
STEVENS & LEE